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EXHIBIT 10.16

FULL RECOURSE PROMISSORY NOTE

Date of Note: November 1, 2001

Principal Amount: $4,200,000

Previously Accrued Interest: $66,595.89 Previously Accrued Interest from April 4, 2001 through September 25, 2001; $2,197.85 Previously Accrued Interest from September 26, 2001 through September 30, 2001; and $12,770.45 Previously Accrued Interest from October 1, 2001 through October 31, 2001

For value received, Anthony J. Parella ("Executive") promises to pay to the order of Allegiance Telecom Company Worldwide, a Delaware corporation (the "Company"), at its offices at 9201 Central Expressway, Dallas, Texas 75231, or such other place as designated in writing by the holder hereof, the (a) aggregate principal sum of Four Million Two Hundred Thousand Dollars and No Cents ($4,200,000.00), plus (b) the previously accrued interest of an aggregate of Eighty One Thousand Five Hundred Sixty Four Dollars and Nineteen Cents ($81,564.19) (the "Previously Accrued Interest") plus (c) interest on the outstanding principal amount hereof as set forth below.

This Full Recourse Promissory Note (this "Note") shall be due and payable on April 4, 2004, or earlier as provided herein. The Secured Promissory Note dated April 4, 2001 (the "April 4 Note") is hereby cancelled as of the date hereof and replaced by this Note. The Previously Accrued Interest reflects the interest payable (a) on the principal amount of $3,000,000 in accordance with the April 4 Note from the date of issuance through September 25, 2001 and (b) on the principal amount of $4,200,000 from September 26, 2001 through October 31, 2001.

Simple interest shall accrue annually on the outstanding principal amount of this Note at a rate equal to the lesser of (i) 2.73% per annum or (ii) the highest rate permitted by applicable law, and shall be payable at such time as the principal of this Note becomes due and payable.

This Note is a full recourse note. This Note is also secured by a pledge of (a) option shares received upon exercise of Executive's Allegiance Telecom, Inc. stock options and proceeds thereon and (b) Allegiance Telecom, Inc. common stock and proceeds thereon, in each case as more fully described in that certain Pledge Agreement dated as of the date hereof, a copy of which is attached hereto.

In the event that Executive (a) resigns from employment with the Company or any of its subsidiaries for any reason or (b) is terminated by the Company or any of its subsidiaries for Cause, then this Note (including all accrued but unpaid interest) shall be immediately due and payable. The term "Cause" means: (a) embezzlement or misappropriation of funds of the Company; (b) use of illegal drugs or alcohol that materially impairs his ability to fulfill his duties as an employee; (c) willful disclosure of trade secrets or confidential information of the Company; (d) dishonesty which results in substantial harm to the Company; or (e) conviction or confession of a criminal felony.

In the event Executive fails to pay any amounts due hereunder when due, Executive shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys' fees.

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Executive, or his successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of Executive hereunder.

This Note shall be governed by the internal laws, not the laws of conflicts, of the State of Texas.

By:	/s/ ANTHONY J. PARELLA Anthony J. Parella

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PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this "Pledge Agreement") is made as of November 1, 2001, between Anthony J. Parella ("Pledgor"), and Allegiance Telecom Company Worldwide, a Delaware corporation (the "Company").

This Pledge Agreement replaces and supercedes that certain Pledge Agreement dated as of April 4, 2001. The Pledgor has executed that certain Full Recourse Promissory Note, dated as of the date hereof, pursuant to which the Pledgor has borrowed the aggregate principal amount of $4,200,000.00 from the Company.

Pledgor beneficially owns approximately 450,000 shares of common stock of Allegiance Telecom, Inc., par value $0.01 per share (the "Common Stock"). Pledgor hereby pledges 350,000 shares of Common Stock (the "Shares") to the Company.

Allegiance Telecom, Inc. and Pledgor are parties to several option agreements pursuant to which Pledgor has options to purchase shares of Common Stock (the "Options"). The term "Pledged Collateral" means collectively, the (a) Common Stock purchased upon exercise of any of the Options, (b) the Shares, (c) all shares of Common Stock and options issued by Allegiance Telecom, Inc. to Pledgor after the date hereof and (d) all proceeds from the sale of any of the foregoing.

This Pledge Agreement provides the terms and conditions upon which the Note is secured by a pledge to the Company of the Pledged Collateral.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Company to loan $4,200,000.00 to the Pledgor, Pledgor and the Company hereby agree as follows:

1.
Pledge.    Pledgor hereby pledges to the Company, and grants to the Company a security interest in, the Pledged Collateral as security for the prompt and complete payment when due of the unpaid principal of and interest on the Note and full payment and performance of the obligations and liabilities of Pledgor thereunder.

2.
Delivery of Pledged Collateral.    Upon the request of the Company, Pledgor shall deliver to the Pledged Collateral to the Company, together with duly executed forms of assignment sufficient to transfer title thereto to the Company.

3.
Voting Rights; Cash Dividends.    Notwithstanding anything to the contrary contained herein, during the term of this Pledge Agreement until such time as there exists a default in the payment of principal or interest on the Note or any other default under the Note or hereunder, Pledgor shall be entitled to all voting rights with respect to the Pledged Collateral and shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral. Upon the occurrence of and during the continuance of any such default, Pledgor shall no longer be able to vote the Pledged Collateral and the Company shall retain all such cash dividends payable on the Pledged Collateral as additional security hereunder.

4.
Stock Dividends; Distributions, etc.    If, while this Pledge Agreement is in effect, Pledgor becomes entitled to receive or receives any securities or other property in addition to, in substitution of, or in exchange for any of the Pledged Collateral (whether as a distribution in connection with any recapitalization, reorganization or reclassification, a stock dividend or otherwise), Pledgor shall accept such securities or other property on behalf of and for the benefit of the Company as additional security for Pledgor's obligations under the Note and shall promptly deliver such additional security to the Company together with duly executed forms of assignment, and such additional security shall be deemed to be part of the Pledged Collateral hereunder.

5.
Default.    If Pledgor defaults in the payment of the principal or interest under the Note when it becomes due (for any reason) or any other event of default under the Note or this Pledge Agreement occurs (including the bankruptcy or insolvency of Pledgor), the Company may exercise any and all the rights, powers and remedies of any owner of the Pledged Collateral (including the right to vote the shares and receive dividends and distributions with respect to such shares) and shall have and may exercise without demand any and all the rights and remedies granted to a secured party upon default under the Uniform Commercial Code of the State of Texas or otherwise available to the Company under applicable law. Without limiting the foregoing, the Company is authorized to sell, assign and deliver at its discretion, from time to time, all or any part of the Pledged Collateral at any private sale or public auction, on not less than ten days written notice to Pledgor, at such price or prices and upon such terms as the Company may deem advisable. Pledgor shall have no right to redeem the Pledged Collateral after any such sale or assignment. At any such sale or auction, the Company may bid for, and become the purchaser of, the whole or any part of the Pledged Collateral offered for sale. In case of any such sale, after deducting the costs, attorneys' fees and other expenses of sale and delivery, the remaining proceeds of such sale shall be applied to the principal of and accrued interest on the Note; provided that after payment in full of the indebtedness evidenced by the Note, the balance of the proceeds of sale then remaining shall be paid to Pledgor and Pledgor shall be entitled to the return of any of the Pledged Collateral remaining in the hands of the Company. Pledgor shall be liable for any deficiency if the remaining proceeds are insufficient to pay the indebtedness under the Note in full, including the fees of any attorneys employed by the Company to collect such deficiency.

6.
Costs and Attorneys' Fees.    All costs and expenses (including reasonable attorneys' fees) incurred in exercising any right, power or remedy conferred by this Pledge Agreement or in the enforcement thereof, shall become part of the indebtedness secured hereunder and shall be paid by Pledgor or repaid from the proceeds of the sale of the Pledged Collateral hereunder.

7.
Payment of Indebtedness and Release of Pledged Collateral.    Upon payment in full of the indebtedness evidenced by the Note, the Company shall surrender the Pledged Collateral to Pledgor together with all forms of assignment.

8.
No Other Liens; No Sales or Transfers.    Pledgor hereby represents and warrants that he has good and valid title to all of the Pledged Collateral, free and clear of all liens, security interests and other encumbrances. Pledgor hereby covenants that, until such time as all of the outstanding principal of and interest on the Note has been repaid, without the consent of the Company, Pledgor shall not (i) create, incur, assume or suffer to exist any pledge, security interest, encumbrance, lien or charge of any kind against the Pledged Collateral or Pledgor's rights or a holder thereof, other than pursuant to this Agreement, or (ii) sell or otherwise transfer any Pledged Collateral or any interest therein.

9.
Further Assurances.    Pledgor agrees that at any time and from time to time upon the written request of the Company, Pledgor shall execute and deliver such further documents (including UCC financing statements) and do such further acts and things as the Company may reasonably request in order to effect the purposes of this Pledge Agreement.

10.
Severability.    Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.
No Waiver; Cumulative Remedies.    The Company shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by the Company, and then only to the extent therein set forth. A waiver by the Company of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Company would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of the Company, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

12.
Waivers, Amendments; Applicable Law.    None of the terms or provisions of this Pledge Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the parties hereto. This Agreement and all obligations of the Pledgor hereunder shall together with the rights and remedies of the Company hereunder, inure to the benefit of the Company, its subsidiaries and their successors and assigns. This Pledge Agreement shall be governed by, and be construed and interpreted in accordance with, the laws of the State of Texas.

* * * * *

        IN WITNESS WHEREOF, this Pledge Agreement has been executed as of the date first above written.

ALLEGIANCE TELECOM COMPANY WORLDWIDE
By:	/s/ MARK B. TRESNOWSKI Mark B. Tresnowski, Senior Vice President, Secretary and General Counsel
By:	/s/ ANTHONY J. PARELLA Anthony J. Parella, PLEDGOR

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FULL RECOURSE PROMISSORY NOTE
PLEDGE AGREEMENT